Exhibit 107
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	850,000 (1)(2)	$315.79 (3)	$268,421,500.00 (3)	$39,619.01

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share (“Common Shares”), of CSW Industrials, Inc. (the “Registrant”) issuable pursuant to the CSW Industrials, Inc. 2024 Equity and Incentive Compensation Plan (the “Plan”) being registered herein.

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the average high and low price of the Common Shares as reported by Nasdaq on September 11, 2024.